Exhibit 99.1

Contact Information:	FTD Group, Inc.
Lisa A. Witek
Investor Relations
(630) 719-6174
lwitek@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Reports Approximately 19% Growth in Valentine’s Day
Orders for the Consumer Business Segment over the Prior Year

DOWNERS GROVE, IL. — Tuesday, February 15, 2005 — FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products and a direct marketer of flowers and specialty gifts, today announced that its Consumer Business segment experienced an increase of approximately 19 percent in total orders of flowers and specialty gifts this Valentine’s Day season (February 1-14, 2005), compared to the same period of the prior year. In addition, the Florist Business segment experienced strong growth over the prior year’s Valentine’s Day season.

About FTD Group, Inc.

FTD Group, Inc. is a holding company for FTD, Inc. which is a provider of floral services and products and a direct marketer of flowers and specialty gifts.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of factors, potential risks and uncertainties discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission.

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